Exhibit 4.10

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALES OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONVERTIBLE PROMISSORY NOTE

$_______	January __, 2008

FOR VALUE RECEIVED, the undersigned, MetaSwarm, Inc., a Florida corporation  (“Maker”), hereby promises to pay to the order of AIS Funding, LLC (“Holder”), the principal sum advanced under this Convertible Promissory Note (this “Note”), together with all accrued interest on such outstanding advanced and unpaid balance, in accordance with the terms and provisions of this Note.

1.  Interest.  Interest shall accrue on the outstanding principal balance of this Note from January __, 2008 (the “Issuance Date”) on the unpaid principal amount at a rate equal to 14% per annum, to accrue and be paid when the unpaid principal is due under this Note.  Following an Event of Default (as defined in Section 10) interest shall accrue on the unpaid principal amount at a rate equal to the annual sum of (i) the interest rate absent such Event of Default, plus (ii) 3 ½% per annum, until paid in full.  Interest shall be computed on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid.

2.           Payment. The unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, shall, if not paid sooner, be due and payable in full on that date one year after the Issuance Date (the “Maturity Date”) or such earlier date, at the election of the Holder, following the occurrence of an Event of Default (as defined in Section 10), in each event provided that the Holder has not converted this Note prior thereto in the manner provided in Section 4.

3.         Securities Purchase and Security Agreement.  This Note is issued pursuant, and is subject, to that certain Securities Purchase and Security Agreement of even date herewith (the “Purchase Agreement”) by and between Holder and Maker, which provides, among other things, for acceleration hereof.  This Note is the “Note(s)” referred to in the Purchase Agreement, provided that if the original principal amount of this Note is $1,000,000 then this will be the sole Note(s) and if the original principal amount of this Note is less than $1,000,000, then upon satisfaction of the conditions to Closing as set forth in the Purchase Agreement, there will be a second Note which, together with this Note, are the “Note(s)” referred to in the Purchase Agreement.  Capitalized terms used in this Note but not defined herein shall have the meaning assigned in the Purchase Agreement.

4.           Conversion by Holder.

(a)           Investment by the Holder. Subject to and in compliance with the provisions of this Section 4, the outstanding principal amount of this Note and accrued and unpaid interest under this Note may, at the option of the Holder, be converted into fully-paid and non-assessable shares (calculated as to each conversion to the nearest smaller whole share) of common stock, no par value, of the Maker, of the same type and class as are publicly-traded OTC as of the Issuance Date (the “Common Stock”). The number of shares of Common Stock into which the Holder shall be entitled upon conversion under this Section 4 shall be calculated in accordance with the provisions of Section 4(b).  This Note is also subject to mandatory and automatic conversion under the provisions set forth in Section 5.

(b)           Conversion Shares.  The number of shares of Common Stock to be issued to the Holder upon conversion of this Note under this Section 4 (the “Conversion Shares”), shall be equal to a fraction, the numerator of which is the Outstanding Conversion Indebtedness, divided by the Applicable Conversion Price.  The term “Outstanding Conversion Indebtedness” means that amount of or portion of unpaid principal balance of this Note and accrued and unpaid interest on the Note which Holder elects to convert, provided if less than the then entire amount of unpaid principle balance and accrued and unpaid interest, then in even multiples of $10,000 and not less than $50,000.  The term “Applicable Conversion Price” means the lesser of (i) $0.20 per share of Common Stock, and (ii) the closing per share of Common Stock OTC bid price on the business day preceding the Issuance Date, subject to paragraphs (I) and (II) below.

(I)           Extraordinary Common Stock Event.  Upon the happening of an Extraordinary Common Stock Event, the Applicable Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted under this paragraph (I) by multiplying the then effective Applicable Conversion Price by a fraction, (x) the numerator of which shall be the aggregate number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and (y) the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Price. The Applicable Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.  “Extraordinary Common Stock Event” shall mean (x) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (y) the subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (z) the combination of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

(II)           Dilutive Issuance or Sale of Common Stock or Convertible Securities.  If the Maker shall, while there is any unpaid principal balance of this Note, issue or sell shares of its Common Stock without consideration or at a price per share less than the Applicable Conversion Price in effect immediately prior to such issuance or sale, but excluding shares of Common Stock deemed to have been issued by the Issuer (i) upon conversion, exercise, or exchange of any warrants or convertible securities which are outstanding on the day immediately preceding the Closing and disclosed under Section 7.14 of the Purchase Agreement and Schedule 7.14 thereto, provided that the terms of such warrants or convertible securities are not amended, modified or changed on or after the Closing; or (ii) the Beijing InfoSure Shares, provided that the terms of the Beijing InfoSure Shares are not amended, modified or changed on or after the Closing;  then in each such case such Applicable Conversion Price upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to the lowest Net Consideration per Share received for each additional Share upon such issuance.  For purposes of this paragraph (I) above and this paragraph (II), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”), shall be deemed an issuance of Common Stock if the Net Consideration per Share (as hereinafter determined) which may be received by the Maker for such Common Stock shall be less than the Applicable Conversion Price in effect at the time of such issuance.  Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises.  No adjustment of the Applicable Conversion Price shall be made under paragraph (I) above or this paragraph (II) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the issuance of any such Common Stock Equivalents as above provided.

(A)  Adjustments for Cancellation or Expiration of Common Stock Equivalents.  Should the Net Consideration per Share of any such Common Stock Equivalents be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Price will be that which would have been obtained (1) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration per Share of such securities, and (2) had adjustments made to the Applicable Conversion Price since the date of issuance of such Common Stock Equivalents been made to such Applicable Conversion Price as adjusted pursuant to (1) above.  Any adjustment of the Applicable Conversion Price with respect to this subparagraph (A) which relates to Common Stock Equivalents shall be disregarded if, as, and when all of such Common Stock Equivalents expire or are cancelled without being exercised, so that the Applicable Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Price in effect at the time of the issuance of the expired or cancelled Common Stock Equivalents, with such additional adjustments as would have been made to the Applicable Conversion Price had the expired or cancelled Common Stock Equivalents not been issued.

(B) Net Consideration per Share. For purposes of the remainingprovisions of this paragraph (II), the “Net Consideration per Share”which may be received by the Maker shall be determined as follows:

(1)  The “Net Consideration per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Maker for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Maker upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

(2)  The “Net Consideration per Share” which may be received by the Maker shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(c)           Dividends. In the event the Maker shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (other than a distribution in liquidation or other distribution provided for herein) payable in securities of the Maker other than shares of Common Stock or in assets (other than, the extent permitted by the remaining Loan Documents, ordinary cash dividends paid out of retained earnings), then and in each such event, provision shall be made so that the Holder shall receive upon conversion of this Note, in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Maker which they would have received had the Note been converted into Common Stock on the record date of such event and had they thereafter, during the period from the date of such event to and including the effective date of the conversion, retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under paragraph (I) or paragraph (II)  of Section 4(b) with respect to the rights of the Holder.

(d)           Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Note shall be changed into the same or different number of shares of any series or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in paragraph (I) of Section 4(a)), then and in each such event the Holder shall have the right thereafter to convert each such Conversion Share into the kind and amount of shares of stock and other securities and property receivable by such holders upon such reorganization, reclassification or other change, equal to the number or shares of Common Stock into which such Note might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(e)           Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Price, the Maker will furnish the Holder with a certificate showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

(f)           Cash in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of the Note. Instead of any fractional shares which would otherwise be issuable upon conversion of the Note, the Maker shall pay to the Holder a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value per share of the Common Stock, as applicable (as determined in good faith by the Board of Directors) at the close of business on the effective date of conversion. The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total aggregate value of outstanding principal of the Note being converted at any one time by the Holder.

(g)           Issue Tax.  The issuance of certificates for Conversion Shares upon conversion of the Note shall be made without charge to the Holder for any issuance tax in respect thereof, provided that the Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of this Note being converted.

(h)           Closing of Books.  The Maker will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of any outstanding principal or interest amount on this Note in any manner which interferes with the timely conversion of the Note, except as may otherwise be required to comply with applicable securities laws.

(i)           Mechanics and Effect of Conversion.  If the Holder provides notice of its election to convert which notice shall specify the amount of Outstanding Conversion Indebtedness being so converted, the conversion shall be automatic whereupon in exchange for the Holder receiving the stock certificate(s) issued to it as result of such conversion for the number of shares of Common Stock to which such Holder is entitled upon such conversion, together with any securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described in Section 4(f), the Holder shall surrender this Note, duly endorsed, at the principal offices of the Maker or any transfer agent of the Maker.   Upon any conversion of this Note, the Maker will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued and unpaid interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

(j)           Damages.  The Maker recognizes and agrees that the Holder will not have an adequate remedy if the Maker fails to comply with the provisions of this Section 4 and that damages may not be readily ascertainable, and the Maker expressly agrees that, in the event of such failure, it shall not oppose an application by the Holder requiring specific performance of any and all provisions hereof or enjoining the Maker from continuing to commit any such breach or other breach of this Section 4.

5.           Mandatory Conversion.  Subject to and in compliance with the provisions of this Section 5 and also subject to the provisions of Sections 4(b)(I), 4(b)(II), 4(c), 4(d), 4(e), 4(f), 4(g), 4(h) and 4(j), and all, but not less than all, the outstanding principal amount and accrued and unpaid interest under this Note shall be converted into fully-paid and non-assessable shares (calculated as to each conversion to the nearest smaller whole share) of common stock, no par value, of the Maker, of the same type and class as are publicly-traded OTC as of the Issuance Date (the “Common Stock”). The number of shares of Common Stock into which the Holder shall be entitled upon conversion under this Section 5 shall be calculated in accordance with the provisions of Section 5(b).

(a)           Conditions of Mandatory Conversion.  Upon all of the following conditions having been satisfied, Maker will send notice to the Holder that a mandatory conversion of the Note is occurring:

(I)
all Conversion Shares are registered under a Registration Statement that has become effective or all Conversion Shares may be sold without restriction or limitation under Rule 144 of the Securities Act; and

(II)
the closing OTC bid price per share of Common Stock for ten consecutive trading days exceeds the product of (A) three, multiplied by (B) the then Applicable Conversion Price for each of such ten trading days; and

(III)	the daily OTC volume for the Common Stock for such 10-consecutive trading day period described in clause (II) exceeds 750,000 Shares.

Provided, that the Maker’s notice to Holder under this Section 5(a) shall include (i) an opinion to the Maker’s transfer agent and the Holder which is satisfactory to the Maker’s transfer agent (such satisfaction being confirmed in writing), as to both the counsel issuing such opinion and as to form, that the condition under above clause (I) has been satisfied such that the Conversion Shares are freely-tradeable without restriction and that the certificate to be issued to the then Holder upon mandatory conversion will not contain any restrictive legend (“Securities Law Opinion”), and (ii) supporting evidence that the conditions under above clauses (II) and (III) have been satisfied.  In addition, for the mandatory conversion to be effective, the Holder must accept the Securities Law Opinion, such acceptance not to be unreasonably withheld.

(b)           Conversion Shares.  The number of Conversion Shares to be issued to the Holder upon conversion of this Note under this Section 5 (the “Conversion Shares”), shall be determined in the same manner as under Section 4(b), except that the term  “Outstanding Conversion Indebtedness” for purposes of this Section 5(b) means all then remaining unpaid principal and accrued and unpaid interest on the Note.

(c)           Mechanics and Effect of Conversion.  If the Maker provides notice of the mandatory conversion under Section 5(a) and the remaining conditions of Section 5(a) to the effectiveness of the mandatory conversion are satisfied, the conversion shall be automatic whereupon in exchange for the Holder receiving the stock certificate(s) issued to it as result of such conversion for the number of shares of Common Stock to which such Holder is entitled upon such conversion, together with any securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described in Section 4(f), the Holder shall surrender this Note, duly endorsed, at the principal offices of the Maker or any transfer agent of the Maker.   Upon completion of any mandatory conversion of this Note, the Maker will be forever released from all of its obligations and liabilities under this Note with regard to the principal amount and accrued and unpaid interest including without limitation the obligation to pay such portion of the principal amount and accrued interest.

6.           No Rights as Shareholder.  No provision of this Note shall be construed as conferring upon the Holder hereof the right to vote, consent, receive dividends or receive notice other than as herein expressly provided in respect of meeting of stockholders for the election of directors of the Maker or any other matter whatsoever as a stockholder of the Maker. No provision hereof, in the absence of affirmative action by the Holder hereof to acquire shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder as a stockholder of the Maker, whether such liability is asserted by the Maker or by creditors of the Maker.

7.           Redemption.  Maker shall have the right to redeem by prepayment of this Note in whole or in part but not in increments of less than $50,000 from time to time but subject to the terms and conditions of this Section 7.

(a)           Conditions of Redemption.  The Maker may send a notice to Holder that Maker elects to redeem the Note, such redemption to be effective not less than 20 days after Holder receives such notice (the “Redemption Notice”) on such date designated in such notice, and provided that (i) Maker does not receive from Holder during such 20-day period a notice that Holder is electing to convert the Note under Section 4, and (ii) all shares of Common Stock to be issued to Holder upon such redemption are registered under a Registration Statement that has become effective or all such shares of Common Stock to be issued upon such redemption may be sold without restriction or limitation under Rule 144 of the Securities Act.  The Redemption Notice must also include (A) an opinion to the Maker’s transfer agent and the Holder which is satisfactory to the Maker’s transfer agent (such satisfaction being confirmed in writing), as to both the counsel issuing such opinion and as to form, that the condition under above clause (ii) of this paragraph has been satisfied such that the shares of Common Stock to be issued upon such redemption will, upon such issuance, be freely-tradeable without restriction and that the certificate to be issued to the then Holder upon such redemption will not contain any restrictive legend (“Securities Law Opinion”); and (B) the principal amount (the “Redemption Principal”) and the amount of all accrued and unpaid interest on the Note), which is being redeemed.  In addition, for the redemption to be effective, the Holder must accept the Securities Law Opinion, such acceptance not to be unreasonably withheld.

(b)           Redemption Price.  The redemption price to be paid by Maker to Holder at the closing of any redemption under this Section 7 shall be the sum of (A) the product obtained by multiplying the Redemption Principal by 1.1, plus (B) all accrued and unpaid interest on the Note as of the date of payment of the redemption price (inclusive, for the avoidance of doubt, of interest on the Redemption Principal).

(c)  Mechanics and Effect of Partial Redemption.  If the Maker provides a Redemption Notice to Holder and the Redemption Principal specified therein is less than the entire then outstanding principal on this Note, upon satisfaction of the remaining conditions set forth in Section 7(a) including but not limited to the Holder not having issued a timely election to convert the Note under Section 4, the redemption shall be automatic whereupon in exchange for the Holder receiving a wire transfer or check payable to the Holder for the redemption price described in Section 7(b), the Maker will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount (the Redemption Principal) and accrued and unpaid interest being redeemed including without limitation the obligation to pay such portion of the principal amount and accrued interest.  If the Redemption Notice is for the entire then outstanding principal on this Note, then in exchange for the Holder receiving a wire transfer or check payable to the Holder for the redemption price described in Section 7(b), the Holder will forthwith deliver the Note to Maker, marked “satisfied” or “paid in full.”

8.           Representations, Warranties and Covenants.  The representations, warranties and covenants of the Maker set forth in the Purchase Agreement are incorporated herein to the same extent as it recited herein in their entirety.

9.          Security.  This Note is secured, among other things, pursuant to the Purchase Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

10.         Events of Default.  The occurrence of any one of the following shall constitute an “Event of Default” hereunder:

(a)  Maker’s failure to make any required payment of principal and/or interest, or any other payment called for under this Note, and the continuance of such failure to pay for a period of five days after the date on which such payment was due under this Note; or

(b)  Maker’s failure to perform any obligation of Maker under Section 4, Section 5 or, as applicable, Section 7; or

(c)  Maker’s failure to perform any other obligation (other than  one that can be satisfied with the payment of money and other than any obligation of Maker referred to in clause (b) above) required under this Note; or

(d)  The occurrence of an Event of Default, as such term is defined in Section 16.01 of the Purchase Agreement.

11.         Remedies.

(a)           Upon the occurrence and continuation of an Event of Default under this Note, the entire unpaid balance of this Note shall, at the option of the Holder, become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein to the contract notwithstanding, and the Holder may exercise and shall have any and all remedies accorded him by law. Such acceleration of maturity, once claimed hereunder by Holder, may at Holder’s option be rescinded by written acknowledgment to that effect, but the tender and acceptance of partial payment of partial performance alone shall not in any way affect or rescind such acceleration of maturity.

(b)         In case any one or more Events of Default shall occur, the Holder may proceed to protect and enforce his right or remedies either by suit in equity of by action at law, or both, for the specific performance of any covenant, agreement or other provision contained herein, or proceed to enforce the payment of this Note or any other legal, equitable or statutory right or remedy. No right or remedy herein conferred upon the Holder is intended to be exclusive of any other right or remedy contained herein and every such right or remedy contained herein or now or hereafter existing at law or in equity or by statute, or otherwise, may be exercised separately or in any combination. No course of dealing between the Maker and the Holder or any failure or delay on the Holder’s part in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Holder and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.  Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

12.         Governing Law.  The provisions of his Note shall be governed and construed according to the laws of the Commonwealth of Massachusetts, without giving effect to its conflicts of law provisions.  This Note shall be deemed under seal.

13.         Notices.  Any notice or demand required or permitted by or in connection with this Note shall be given in writing to Maker and Holder in the manner provided in the Purchase Agreement, if to Maker as provided to Issuer under the Purchase Agreement and if to Holder as provided to Subscriber under the Purchase Agreement.

14.         Costs of Collection.  Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

15.         Modification; Assignment.  This Note may be modified or amended only in writing signed by the Holder and the Maker. This Note may not be assigned, transferred, encumbered or pledged by the Holder and any such assignment, transfer, encumbrance or pledge will be void.

16.         Severability.  In the event that any one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality of uneforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.          Limitation of Applicable Law.  In the event the operation of any provision of this Note results in an effective rate of interest which exceeds the limit of usury laws or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in questions shall, without further agreement or notice by any party to this Note, be applied to the unpaid principal balance of this Note immediately upon receipt of such monies by Holder, with the same force and effect as though Maker had specifically designated such extra sums to be so applied to the unpaid balance and Holder had agrees to accepts such extra payment(s) as a prepayment.

18.         Captions.  The captions herein are for convenience and reference only and in no way define or limit the scope of content of this Note or in any way affect its provisions.

19.       Debtor-Creditor Relationship.  Holder shall in no event be construed for any purpose to be a partner, joint venturer or associate of the Maker, it being the sole intention of the parties to establish a relationship of debtor and creditor.

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                     IN WITNESS WHEREOF, Maker has executed this Convertible Promissory Note on January       , 2008.

MAKER

MetaSwarm, Inc.
WITNESS	A Florida corporation

/s/	/s/
Print Name:	Name: Marvin Shannon
Title: Chairman and Chief Executive Officer

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